As filed with the Securities and Exchange Commission on March 17, 2023

Registration Statement File No. 333-237771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3ASR
REGISTRATION STATEMENT (No. 333-237771)

UNDER THE SECURITIES ACT OF 1933

ATLAS AIR WORLDWIDE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4146982
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Westchester Avenue, Purchase, New York	10577
(Address of Principal Executive offices)	(Zip Code)

(914) 701-8000

(Registrant’s telephone number, including area code)

Adam R. Kokas, Esq.
Executive Vice President, General Counsel and Secretary
Atlas Air Worldwide Holdings, Inc.
2000 Westchester Avenue
Purchase, New York 10577
Telephone: (914) 701-8000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert I. Townsend, III, Esq.

O. Keith Hallam, III, Esq.

Andrew C. Elken, Esq.

Claudia J. Ricciardi, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the Registration Statement filed by Atlas Air Worldwide Holdings, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission on Form S-3ASR (Registration No. 333-237771) on April 21, 2020 (the “Registration Statement”), which registered an indeterminate aggregate offering price and number or amount of shares of common stock, par value $0.01 per share, shares of preferred stock, par value $1.00 per share, debt securities, warrants, depository shares, purchase contracts and units of the Registrant. The Registration Statement became effective upon filing.

On August 4, 2022, the Registrant entered into that certain Agreement and Plan of Merger with Rand Parent, LLC, a Delaware limited liability company (“Parent”) affiliated with certain funds managed by affiliates of Apollo Global Management, Inc., J.F. Lehman & Company, LLC and Hill City Capital LP, and Rand Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”), which provides for the merger of MergerCo with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on March 17, 2023, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

In connection with the Merger, and in accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration any and all of the securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on the 17th day of March, 2023.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:	/s/ Adam R. Kokas
	Name:	Adam R. Kokas
	Title:	Executive Vice President, General Counsel and Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.